Exhibit 4.1
AMENDMENT NO. 3
TO
RIGHTS AGREEMENT

           This AMENDMENT NO. 3 (this “Amendment”) to the Rights Agreement, dated as of July 22, 2018, by and between Papa John’s International, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), as amended by Amendment No. 1 to the Rights Agreement, dated as of February 3, 2019, and Amendment No. 2 to the Rights Agreement, dated as of March 6, 2019 (as amended, the “Rights Agreement”), is entered into as of October 23, 2019.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement, in accordance with the provisions of Section 27 thereof;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement pursuant to and in accordance with Section 27 thereof to remove the “Grandfathered Person” provision;

WHEREAS, no Person has become an Acquiring Person under the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs the Rights Agent that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto hereby agree to amend the Rights Agreement as follows:

1.	Section 1(a) is hereby amended by deleting the phrase “(iv) a Grandfathered Person to the extent that such Person remains a Grandfathered Person,” and redesignating clause (v) as clause (iv).

2.	Section 1(v) is hereby amended and restated in its entirety to read as follows: “(v) Reserved.”

3.
Except as expressly set forth in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4.
This Amendment shall be deemed effective as of the date first written above. The Authorized Officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 4 shall constitute the certification required by Section 27 of the Rights Agreement.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

6.
This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7.	The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

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  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Robert Lynch
Name:	Robert Lynch
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Jeanine Caldwell
Name:	Jeanine Caldwell
Title:	VP of Investor Relations; Relationship Management